Exhibit 10.16
THIRTEENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT
AND ESCROW INSTRUCTIONS
THIS THIRTEENTH AMENDMENT TO PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS (this “Thirteenth Amendment”) is made as of the 29th day of March, 2023 (“Effective Date”), by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company (“Seller”), and WB UNION PLAZA HOLDINGS LLC, a Delaware limited liability company (“Buyer”). In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:
RECITALS
A.Seller and Buyer are parties to that certain Purchase and Sale Agreement and Escrow Instructions dated as of July 20, 2022, as amended by that certain (i) First Amendment to Purchase and Sale and Escrow Instructions dated as of October 14, 2022, (ii) Second Amendment to Purchase and Sale Agreement and Escrow Instructions (“Second Amendment”) dated as of November 23, 2022, (iii) Third Amendment to Purchase and Sale Agreement and Escrow Instructions dated as of December 9, 2022, (iv) email transmittal from Seller’s counsel to Buyer’s counsel dated as of December 28, 2022, 5:01 p.m. (California time), (v) Fourth Amendment to Purchase and Sale Agreement and Escrow Instructions, dated as of December 29, 2022, (vi) email transmittal from Seller’s counsel to Buyer’s counsel dated as of January 5, 2023, 12:13 p.m. (California time), (vii) email transmittal from Seller’s counsel to Buyer’s counsel dated as of January 6, 2023, 11:56 a.m. (California time), (viii) email transmittal from Seller’s counsel to Buyer’s counsel dated as of January 9, 2023, 11:21 a.m. (California time), (ix) email transmittal from Seller’s counsel to Buyer’s counsel dated as of January 10, 2023, 10:44 a.m. (California time), (x) email transmittal from Seller’s counsel to Buyer’s counsel dated as of January 11, 2023, 12:06 p.m. (California time), (xi) Fifth Amendment to Purchase and Sale Agreement and Escrow Instructions, dated as of January 12, 2023, (xii) email transmittal from Seller’s counsel to Buyer’s counsel, dated as of January 25, 2023, 12:28 p.m. (California time), (xiii) Sixth Amendment to Purchase and Sale Agreement and Escrow Instructions (“Sixth Amendment”), dated as of January 26, 2023, (xiv) Seventh Amendment to Purchase and Sale Agreement and Escrow Instructions, dated as of February 10, 2023, (xv) Eighth Amendment to Purchase and Sale Agreement and Escrow Instructions, dated as of February 17, 2023, (xvi) Ninth Amendment to Purchase and Sale Agreement and Escrow Instructions, dated as of February 27, 2023, (xvii) Tenth Amendment to Purchase and Sale Agreement and Escrow Instructions, dated as of March 6, 2023, (xviii) email transmittal from Seller’s counsel to Buyer’s counsel dated as of March 15, 2023, 11:23 a.m. (California time), (xix) Eleventh Amendment to Purchase and Sale Agreement and Escrow Instructions (“Eleventh Amendment”), dated as of March 16, 2023, (xx) Twelfth Amendment to Purchase and Sale Agreement and Escrow Instructions, dated as of March 21, 2023, and (xxi) email transmittal from Seller’s counsel to Buyer’s counsel dated as of March 28, 2023, 5:36 p.m. (California time) (as amended, the “Purchase Agreement”). All initially-capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement unless the context clearly indicates otherwise.
B.Seller and Buyer have agreed to modify the terms of the Purchase Agreement as set forth in this Thirteenth Amendment.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound, Seller and Buyer agree as follows:

1.Recitals. The Recitals set forth above are hereby incorporated herein by reference as if the same were fully set forth herein.
2.Mansion Tax. Buyer acknowledges and agrees it has been informed by the Title Company that, in the event the Closing occurs after 8:00 a.m. (Pacific Time) on the currently scheduled Closing Date (i.e., March 30, 2023), then the earliest date that the Deed may be recorded in the public records of Los Angeles County (the “Public Records”) is 8:00 a.m. (Pacific Time) on March 31, 2023. Notwithstanding anything stated to the contrary in the Purchase Agreement, in the event the Closing occurs on March 30, 2023 but the Deed is recorded on or after April 1, 2023 for any reason other than for Seller’s failure to perform its obligations under the Purchase Agreement, then Buyer shall, and hereby agrees to: (a) be solely responsible for any taxes associated with Measure ULA, otherwise commonly known as the mansion tax (the “Mansion Tax”) in connection with the purchase and sale contemplated herein; and (b) indemnify, defend and hold harmless Seller from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which Seller may sustain or incur as a result of the failure of Buyer to timely pay the Mansion Tax as provided above. The provisions of this Section 2 shall survive the Closing.
3.Purchase Price Reduction. Buyer acknowledges that the Purchase Price is One Hundred Fifty-Five Million Dollars ($155,000,000); provided, however, Seller hereby agrees that, concurrently with the Close of Escrow, the Purchase Price shall be, and hereby is, decreased from One Hundred Fifty-Five Million Dollars ($155,000,000) to One Hundred Four Million Dollars ($104,000,000). Notwithstanding the foregoing, in the event the Close of Escrow does not occur by March 30, 2023, at 1:00 p.m. (California time), then the Purchase Price shall remain at One Hundred Fifty-Five Million Dollars ($155,000,000), and the provisions of this Section 3 shall be null and void and of no further force or effect.
4.Credit Towards Purchase Price. Paragraph 3 of the Sixth Amendment shall be, and hereby is, deleted in its entirety.
5.Acknowledgment and Release. Buyer hereby acknowledges and agrees that the Purchase Agreement is in full force and effect, and that as of the Effective Date, Seller is not in default thereunder, nor has Seller breached any of its covenants or agreements set forth in the Purchase Agreement. Accordingly, subject to the representations and warranties of Seller expressly set forth in Section 11.1 of the Purchase Agreement, Buyer, on behalf of itself and all of its Releasors, hereby expressly waives and releases Seller and the Seller Parties from any and all claims, actions, causes of action, liabilities, losses, damages, costs and/or expenses that Buyer and Releasors may now or hereafter have, whether known or unknown, resulting from or relating or, or which may arise from, any actions or inactions of the Seller on or prior to the Effective Date with respect the transaction contemplated under the Purchase Agreement (including without limitation, the conversion of any part of the Deposit to extension fees and Seller’s right to receive and retain all extension fees as provided for in the Purchase Agreement).
BUYER, ON BEHALF OF ITSELF AND THE OTHER RELEASORS, HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (“SECTION 1542”), WHICH IS SET FORTH BELOW:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BY INITIALING BELOW, BUYER, ON BEHALF OF ITSELF AND THE OTHER RELEASORS, HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE FOREGOING WAIVERS AND RELEASES.

/s/ JS
BUYER’s INITIALS

THE FOREGOING WAIVERS, RELEASES AND AGREEMENTS BY BUYER, ON BEHALF OF ITSELF AND THE RELEASORS, SHALL SURVIVE THE CLOSE OF ESCROW AND THE RECORDATION OF THE DEED AND SHALL NOT BE DEEMED MERGED INTO THE DEED UPON ITS RECORDATION.
6.Restraining Notice; Indemnity. Buyer hereby reaffirms the provisions of Paragraph 6 of the Eleventh Amendment, which provisions are hereby incorporated herein by reference as if the same were fully set forth herein.
7.Construction Contracts; Leasing Costs; Damage or Destruction.
(a) In accordance with Section 5.4 of the Purchase Agreement, Buyer acknowledges that Seller has informed Buyer of the vehicle collision and resulting damage to the Property (the “Property Damage”) that occurred on July 20, 2022 (the “Casualty Incident”), as well as the nature and scope of the Property Damage, the total amount to repair the Property Damage, the amount of the deductible under Seller’s property insurance, the amount of insurance proceeds applicable to the Casualty Incident, and the unsigned contract received by Seller (and provided to Buyer) to repair the Property Damage.
(b) Notwithstanding anything stated to the contrary in this Thirteenth Amendment and the Purchase Agreement, Buyer acknowledges and agrees that, in consideration of Seller reducing the Purchase Price as provided in Section 3 above, (i) Seller shall no longer be obligated to provide, and Buyer shall no longer be entitled to receive, the credits (if any) towards the Purchase Price referenced in the second paragraph of Section 4.5 (construction contracts), Sections 5.3 and 10.4 (leasing commissions, tenant improvement allowances and free rent), and Section 5.4 (insurance deductible) of the Purchase Agreement, and (ii) Seller shall no longer be obligated to assign, transfer or set over, and Buyer shall no longer be entitled to receive, any of the insurance proceeds related to the Property Damage from the Casualty Incident under the terms and provisions of Section 5.4 of the Purchase Agreement; Buyer hereby waiving all of its rights to receive any of the credits and insurance proceeds referenced in subsections (i) and (ii) above. Notwithstanding the foregoing, the provisions of this Section 7 shall not otherwise affect or modify any prorations under Section 10 (excluding Section 10.4) of the Purchase Agreement or Buyer’s agreement to assume the obligations expressly provided for under Sections 4.5, 5.3 or

10.4 of the Purchase Agreement or Buyer’s obligation to accept as a Permitted Exception any exception for liens (and/or potential liens) under Section 4.2.3(f) of the Purchase Agreement to the extent any such lien (and/or potential lien) would have otherwise constituted a Permitted Exception but for the provisions of subsection (i) above in this Section 7(b) with respect to the credits no longer being provided by Seller to Buyer at Closing.
8.Construction/Ongoing Work.
(a) Section 11.1 of the Purchase Agreement is hereby supplemented by adding the following paragraph as Section 11.1(i) to the Purchase Agreement.
“(i) All of the work referenced in the second paragraph of Section 4.5 above has been completed and Seller has fully paid all contractors and subcontractors for such work.”
(b) Seller and Buyer acknowledge and agree that Buyer shall not assume any of the construction contracts referenced in the second paragraph of Section 4.5 of the Purchase Agreement.
9.Limited Surviving Closing Obligations. Notwithstanding anything stated to the contrary, any and all references to the date February 28, 2023 appearing in the last paragraph of Section 11.1 of the Purchase Agreement and in Section 15.6(d) of the Purchase Agreement with respect to the survivability period of the Limited Surviving Closing Obligations shall be deleted, and is hereby replaced with the date March 31, 2023.
10.Closing Documents. Buyer acknowledges and agrees that the final form of closing deliveries referenced under Sections 6.1 and 6.2 of the Purchase Agreement have been provided to, and approved by, Buyer.
11.Effectiveness of Agreement.
(a) Except as modified by this Thirteenth Amendment, all the terms of the Purchase Agreement shall remain unchanged and in full force and effect. In the event of any inconsistency or conflict between the Purchase Agreement and this Thirteenth Amendment, the terms of this Thirteenth Amendment shall control. No previous amendment, modification and/or extension entered into with respect to the transaction contemplated under the Purchase Agreement shall constitute a course of dealing or be inferred or construed as constituting an express or implied understanding to enter into any future amendment, modification and/or extension, and neither party shall have any obligation to enter into any future amendment, modification and/or extension unless such obligation is expressly set forth in an instrument in writing duly executed by the party to be bound thereby. Furthermore, Buyer acknowledges that Seller has informed Buyer that Seller is not able to provide Buyer with any further Closing Date extensions and, therefore, the Closing Date shall be, and will remain, March 30, 2023.
(b)    Notwithstanding anything stated to the contrary in this Thirteenth Amendment, this Thirteenth Amendment shall not be effective or binding on either Seller or Buyer unless, and until, all funds (the “Closing Funds”) required to be deposited by Buyer and/or its lender with Escrow Holder (as reflected in the Settlement Statement)  for the Closing (as required by the terms of the Purchase Agreement) have been received by Escrow Holder (by

wire transfer) on or before March 30, 2023.   Upon Escrow Holder’s receipt (by wire transfer) of the Closing Funds, this Thirteenth Amendment shall automatically be considered, and deemed, effective and binding on Seller and Buyer.  In furtherance of the foregoing, if the Closing Funds are not received by Escrow Holder (by wire transfer) on or before March 30, 2023, this Thirteenth Amendment shall not be considered executed or entered into and shall be of no force or effect whatsoever.
12.Counterparts. This Thirteenth Amendment may be executed in counterparts, and all counterparts together shall be construed as one document.
13.Telecopied/Emailed Signatures. A counterpart of this Thirteenth Amendment that is signed by one party to this Thirteenth Amendment and telecopied/emailed to the other party to this Thirteenth Amendment or its counsel (i) shall have the same effect as an original signed counterpart of this Thirteenth Amendment, and (ii) shall be conclusive proof, admissible in judicial proceedings, of such party’s execution of this Thirteenth Amendment.
14.Successors and Assigns. All of the terms and conditions of this Thirteenth Amendment shall apply to benefit and bind the successors and assigns of the respective parties.
IN WITNESS WHEREOF, Seller and Buyer have entered into this Thirteenth Amendment to Purchase and Sale Agreement and Escrow Instructions as of the date first above stated.
[SIGNATURES ON NEXT PAGE]

“SELLER”
KBSII 445 SOUTH FIGUEROA, LLC
a Delaware limited liability company
By:    KBSII REIT ACQUISITION XV, LLC,
a Delaware limited liability company,
its sole member
By:    KBS REIT PROPERTIES II, LLC,
a Delaware limited liability company,
its sole member
By:    KBS LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member
By:    KBS REAL ESTATE INVESTMENT TRUST II, INC.,
a Maryland Corporation,
its general partner
By:    /s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.,
Chief Executive Officer

“BUYER”
WB UNION PLAZA HOLDINGS LLC,
a Delaware limited liability company
By:    /s/ Joel Schreiber
Name:    Joel Schreiber
Its:    Authorized signer